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                                                                      EXHIBIT 99

                                                            FOR MORE INFORMATION

                                                                       JAY LEMKE
                                                          CARMICHAEL LYNCH SPONG
                                                                  (612) 375-8529
                                                               JLEMKE@CLYNCH.COM


                          ASV revises outlook for 2002

                   Sees Sales and Earnings Increasing for 2003

         GRAND RAPIDS, MN (October 14, 2002) - ASV, Inc. (NASDAQ: ASVI) announced today it has revised its anticipated sales and net earnings for 2002. Due to weakened construction equipment sales along with overall soft market conditions, ASV now expects its sales for the twelve months ending December 31, 2002 to be in the range of $43-47 million, with earnings per share for fiscal 2002 now expected to be in the range of $.12-.16 per share. In addition, ASV anticipates it will report sales for its third quarter ended September 30, 2002 in the range of $11-12 million, similar to sales for the third quarter of 2001. However, due to decreased selling, general and administrative expenses and decreased research and development expenses, ASV expects net earnings for the third quarter of 2002 to be in the range of $.03-.05 per share, compared with $.01 for the third quarter of 2001. ASV expects to announce final results for its third quarter of 2002 on Tuesday, October 29, 2002.
         ASV also announced its initial expectations for 2003 sales to be in the range of $55-65 million, with 2003 net earnings expected to be in the range of $.32-.44 per share.
         Commenting on these matters, ASV President Gary Lemke stated "During the third quarter of 2002, ASV saw a softening in construction equipment sales, but an increase in rental activity. In addition, ASV shipped fewer undercarriages for use on the 267 and 277 models of Caterpillar's (NYSE: CAT) Multi-Terrain Loaders (MTL). But we have several reasons to be bullish about 2003. First, the production issue that reduced the number of third quarter undercarriage shipments for these models has been resolved by Caterpillar. Caterpillar anticipates building a limited number of these MTL models late in the fourth quarter of 2002, with full production expected to start in the first quarter of 2003. Second, Caterpillar has increased their 2002 orders for undercarriages for use on the 247 and 257 model MTLs by approximately 40% since these models went into production in the third quarter. We believe this indicates strong customer acceptance of the MTL products. Third, the undercarriage for the final model MTL, the 287, is expected to go into production in early first quarter 2003. In addition, in 2003, all five MTL models are expected to be available to Caterpillar's worldwide dealer network. In contrast, during 2002, only North American Caterpillar dealers have access to the MTL product line. Based on Caterpillar's anticipated MTL volume for 2003, we currently estimate our MTL undercarriage volume will approach $30 million for 2003."
         Continuing, Lemke said "Much of our third quarter was spent working with Caterpillar to resolve the production issue they experienced, which caused a redirection of our internal efforts. With this issue now resolved, we intend to focus our attention on our newest sales program. Today, ASV began a plan to significantly increase its marketing effort to the rental equipment market, with our sales force concentrating heavily on rental equipment dealers. We have had very good success in selling to this market on a smaller scale during the third quarter. We believe we have developed a very simple plan to market to the rental equipment market which we expect will result in increased sales of our RCo30 and RCo50 products."
         ASV and Caterpillar continue to jointly develop a line of Caterpillar branded rubber track skid steer loaders called Multi-Terrain Loaders (MTL). The product line, which is expected to include a total of five models, features Caterpillar's patented skid steer loader technology and ASV's patented Maximum Traction Support System(TM) rubber track undercarriage. The first two MTL models were introduced to a limited number of CaterpillaR dealers in 2001. The next two models in the MTL product line were introduced in 2002. The final model is expected to be introduced in early 2003. Caterpillar anticipates all five MTL models will be available to their worldwide dealer network in 2003.
Conference Call
      ASV will conduct a live Webcast at 8:30 a.m. Central time, Monday, October 14th to discuss these matters. The call will be broadcast over the Internet and can be accessed either at www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning one hour after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering pass code 264506. The Internet replay


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will be available for 90 days and can be accessed at www.vcall.com or
www.asvi.com in the same manner as discussed above.
About ASV
         ASV designs, manufactures and sells all-season, track-drive vehicles and related accessories and attachments. With its patented Maximum Traction and Support System(TM) undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture.
         To learn more about ASV Inc. and its unique rubber-tracked products, visit the Company's web site at www.asvi.com.


     Note: The statements set forth above regarding ASV's future expected sales and profitability levels and its plans to jointly develop and manufacture rubber-tracked machines with Caterpillar, including the number of models to be developed and the timing of their planned introduction are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the six months ended June 30, 2002.